Exhibit 23


                       LETTERHEAD OF KPMG PEAT MARWICK LLP





The Board of Directors
Union Acceptance Corporation:


We consent to incorporation by reference in the Registration Statement (No. 333-09717) on Form S-8 of Union Acceptance Corporation of our report dated July 30, 1996, relating to the consolidated balance sheets of the Union Acceptance Corporation and Subsidiaries as of June 30, 1996 and 1995, and the related consolidated statements of earnings and cash flows for each of the years in the three-year period ended June 30, 1996, and the related consolidated statement of shareholders' equity for the year ended June 30, 1996, which report appears in the June 30, 1996 Annual Report on Form 10-K of Union Acceptance Corporation.


/s/ KPMG Peat Marwick LLP



Indianapolis, Indiana
September 25, 1996